================================================================================

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant under Section 240.14a-12

                           LAUREL CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

================================================================================

                           LAUREL CAPITAL GROUP, INC.
                               2724 HARTS RUN ROAD
                        ALLISON PARK, PENNSYLVANIA 15101
                                 (412) 487-7404

                            NOTICE OF ANNUAL MEETING

                         TO BE HELD ON OCTOBER 28, 2004


         NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Laurel Capital Group, Inc. (the "Company") will be held at the Holiday Inn - Allegheny Valley, R.I.D.C. Park, 180 Gamma Drive, Pittsburgh, Pennsylvania 15238, on Thursday, October 28, 2004 at 10:30 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

         (1) To elect one director for a term of three years or until his successor has been elected and qualified;

         (2) To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending June 30, 2005;

         (3) To consider a stockholder proposal as set forth in the Proxy Statement if properly presented at the Annual Meeting; and

         (4) To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on September 14, 2004 are entitled to notice of and to vote at the Annual Meeting.


                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ John A. Howard, Jr.

                                              John A. Howard, Jr.
                                              Secretary


Allison Park, Pennsylvania
September 29, 2004

===============================================================================
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDIRIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.
===============================================================================

                           LAUREL CAPITAL GROUP, INC.


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS


         This Proxy Statement is furnished to the holders of common stock of Laurel Capital Group, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Holiday Inn - Allegheny Valley, R.I.D.C. Park, 180 Gamma Drive, Pittsburgh, Pennsylvania 15238, on Thursday, October 28, 2004 at 10:30 a.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement is expected to be mailed to stockholders on or about September 29, 2004.

         Each proxy solicited hereby, if properly signed and returned to the Company, will be voted in accordance with the instructions contained therein if it is not revoked prior to its use. If no contrary instructions are given, each proxy received will be voted (i) for the election of the one nominee for director described herein, (ii) for the ratification of KPMG LLP as the Company's independent auditors for the year ending June 30, 2005, (iii) against the stockholder proposal to expense options and (iv) upon such other matters as may properly come before the Annual Meeting in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (John A. Howard, Jr., Secretary, Laurel Capital Group, Inc., 2724 Harts Run Road, Allison Park, Pennsylvania 15101), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

         Laurel Capital Group, Inc. is a bank holding company and the parent holding company for Laurel Savings Bank (the "Bank"), a Pennsylvania-chartered stock savings bank. The Company owns 100% of the Bank's common stock.


                        VOTING SECURITIES AND BENEFICIAL
                                OWNERSHIP THEREOF

         Only stockholders of record at the close of business on September 14, 2004 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 1,928,604 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company outstanding. The Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

         Directors are elected by a plurality of the votes cast with a quorum present. A quorum consists of stockholders representing, either in person or by proxy, a majority of the outstanding Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors and to approve the stockholder proposal. Under rules of the New York Stock Exchange, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes." However, the stockholder proposal is not a discretionary item and brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will be broker non-votes.

                        PRINCIPAL HOLDERS OF COMMON STOCK

         The following table sets forth information as of September 14, 2004 with respect to ownership of the Common Stock by (i) the entities which or persons who are known to the Company to be the beneficial owners of 5% or more of the Common Stock, (ii) each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. For information with respect to the beneficial ownership of Common Stock by individual directors, see "Information with Respect to Nominees for Director, Directors Whose Terms Continue and Executive Officers."

  Name and Address                           Amount and Nature              Percent
 of Beneficial Owner                     of Beneficial Ownership(1)        of Class(1)
 -------------------                     --------------------------        -----------
First Manhattan Company                          187,802                      9.74%
437 Madison Avenue
New York, New York 10022

The Banc Funds                                   108,953                      5.65%
208 South LaSalle Street, Suite 1680
Chicago, Illinois 60604

Edwin R. Maus                                    139,522(2)(3)                6.71%
2570 Cole Road
Wexford, PA 15090

John A. Howard, Jr.                               54,554(3)(4)                2.63%
Executive Officer

Robert A. Stephens                                   -0-                      0.00%
Executive Officer

All directors and executive
officers as a group (10 persons)                 367,817(3)(5)(6)            17.70%

--------------------

(1) Based upon information provided by the respective beneficial owners and filings with the Securities and Exchange Commission ("SEC") made pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), and other information. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within 60 days.

(2) Includes options covering 50,375 shares of Common Stock which are exercisable within 60 days of September 14, 2004, 54,050 shares owned jointly with Mr. Maus' spouse and 9,532 shares held in an IRA.

(3) Includes 25,565 and 5,887 shares held by Laurel Savings Bank Deferred Compensation Plan for Edwin R. Maus and John A. Howard, Jr., respectively. Each executive officer disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(4) Includes options covering 19,562 shares of Common Stock which are exercisable within 60 days of September 14, 2004, 25,250 shares owned jointly with Mr. Howard's spouse, 3,655 shares held in an IRA and 200 shares held in spouse's IRA.


(Footnotes continued on following page)

--------------------

(5) Includes options covering 149,567 shares of Common Stock which are exercisable within 60 days of September 14, 2004. See "Information with Respect to Nominees for Director, Directors Whose Terms Continue and Executive Officers."

(6) Includes 10,712 shares of Common Stock and 15,001options exercisable within 60 days owned by Arthur G. Borland, a director who will be retiring effective at the Annual Meeting.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market ("NASDAQ"). Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Common Stock.

         Based solely on review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2004, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with.


               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
              DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Bylaws of the Company presently provide that the Board of Directors shall consist of no fewer than five members with the current size of the Board set at six members. The Company's Bylaws also provide that no director may stand for re-election after attaining age 72 except for any director who served on the Board of Directors of either Peoples Savings Association of Etna or Allison Park Savings And Loan Association. Director Arthur G. Borland, whose term expires at the Annual Meeting, has attained the age of 72 and may not stand for re-election. He will be retiring as of the Annual Meeting. The Board has determined to reduce the size of the Board upon Mr. Borland's retirement. The Company's Bylaws further provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years or until their successors are elected and qualified. One class of directors is to be elected annually. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director. No director is related to any other director or any executive officer of the Company or the Bank by blood, marriage or adoption.

SELECTION OF NOMINEES FOR THE BOARD

         The Nominating Committee considers candidates for director suggested by its members and other directors of the Company, as well as management and stockholders. The Nominating Committee also may solicit prospective nominees identified by it. A stockholder who desires to recommend a prospective nominee for the Board should notify our Secretary or any member of the Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating Committee also considers whether to nominate any person nominated pursuant to the provision of the Company's Articles of Incorporation relating to stockholder nominations, which is described under "- Stockholder Nominations for the Board" below. The Nominating Committee has the authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

DIRECTOR NOMINATIONS

         In making recommendations to our Board of Directors of nominees to serve as directors, the Nominating Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The committee also may consider the extent to which the candidate would fill a present need on the board of directors. However, the board of directors believes the following minimum qualifications must be met by a director nominee to be recommended by the Nominating Committee:

         o Each director must display high personal and professional ethics, integrity and values.

         o Each director must have the ability to exercise sound business judgment.

         o Each director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

         o Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

         o Each director must be independent of any particular constituency, be able to represent all stockholders of the Company and be committed to enhancing long-term stockholder value.

         o Each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

         The Board of Directors also believes the following qualities or skills are necessary for one or more directors to possess:

         o One or more directors generally should be an active or former chief executive officer of a public or private company, managing partner of a public accounting firm office, or a leader of a complex organization, including commercial, scientific, government, educational and other similar institution.

         o Directors should be selected so that the Board of Directors is a diverse body.

         o One or more directors should possess the necessary qualifications to satisfy the "audit committee financial expert" requirements as defined by regulation promulgated by the SEC.

         Other than the foregoing, there are no stated minimum criteria for directors.

STOCKHOLDER NOMINATIONS FOR THE BOARD

         Our Articles of Incorporation govern nominations for election to our board of directors and require all nominations for election to the board of directors, other than those made by the Board or a committee appointed by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in our Articles. Written notice of a stockholder nomination for election of a director at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The written notice is required to set forth certain information specified in the Articles. We did not receive any stockholder nominations for director in connection with this Annual Meeting.

THE NOMINEES

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominee for director listed below. If the nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for a replacement nominee recommended by the Board of Directors. As of the date hereof, the Board of Directors knows of no reason why the person listed below may not be able to serve as a director if elected.

         The following table presents information concerning our nominee for director and the directors whose terms continue, including each such person's tenure as a director of the Company or its subsidiary. Ages are reflected as of September 14, 2004.

           NOMINEE FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2007

                                            POSITION WITH THE COMPANY                                  COMMON STOCK
                                            AND PRINCIPAL OCCUPATION                                   BENEFICIALLY
                                              DURING THE PAST FIVE              DIRECTOR               OWNED AS OF
      NAME              AGE                         YEARS(1)                     SINCE            SEPTEMBER 14, 2004(2)(3)
      ----              ---                 -------------------------           --------          ------------------------
                                                                                                    AMOUNT      PERCENTAGE
                                                                                                    ------      ----------
Richard J. Cessar       75        Chairman of the Board since 1996;               1969              29,126       1.40%(4)
                                  Chairman of the Administrative Committee
                                  of the 1996 and 2000 Stock Option Plans;
                                  Chairman of the Board, Maglev Inc;
                                  Previously Pennsylvania State legislator.




           THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE NOMINEE BE
                             ELECTED AS A DIRECTOR.


MEMBERS OF THE BOARD CONTINUING IN OFFICE



                      DIRECTORS WHOSE TERM EXPIRES IN 2005

                                            POSITION WITH THE COMPANY                                  COMMON STOCK
                                            AND PRINCIPAL OCCUPATION                                   BENEFICIALLY
                                              DURING THE PAST FIVE              DIRECTOR               OWNED AS OF
      NAME              AGE                         YEARS(1)                     SINCE            SEPTEMBER 14, 2004(2)(3)
      ----              ---                 -------------------------           --------          ------------------------
                                                                                                    AMOUNT      PERCENTAGE
                                                                                                    ------      ----------
Richard S. Hamilton     59        Director; Chairman of the Audit                 1986              40,906       1.97%
                                  Committee; Chairman of the 1993 Employee
                                  Stock Compensation Plan; President of AAA
                                  East Central, Pittsburgh, Pennsylvania.


J. Harold Norris        78        Director, Vice Chairman of the Board of         1967              30,303       1.46% (5)
                                  Directors; retired; previously Department
                                  Manager, Port Authority of Allegheny
                                  County, Pittsburgh, Pennsylvania.


                                           DIRECTORS WHOSE TERMS EXPIRE IN 2006

                                            POSITION WITH THE COMPANY                                  COMMON STOCK
                                            AND PRINCIPAL OCCUPATION                                   BENEFICIALLY
                                              DURING THE PAST FIVE              DIRECTOR               OWNED AS OF
      NAME              AGE                         YEARS(1)                     SINCE            SEPTEMBER 14, 2004(2)(3)
      ----              ---                 -------------------------           --------          ------------------------
                                                                                                    AMOUNT      PERCENTAGE
                                                                                                    ------      ----------
Annette D. Ganassi      48         Director; Chairman of Investment               1992                29,925      1.44%
                                   and Planning Committee;
                                   President/Owner of Annette Ganassi
                                   Pontiac-GMC, Inc.


Edwin R. Maus           62         Director; President and Chief Executive        1989               139,522      6.71% (6)
                                   Officer of the Company since 1992; President
                                   and Chief Executive Officer of the Bank since
                                   1989; Chairman of Asset/ Liability Committee;
                                   joined the Bank in 1987 as Vice President of
                                   Operations.

----------------------

(1) Unless otherwise noted, each director has held his or her currently listed position for the last five years.


(2) Based on information furnished by the respective individuals. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(3) Under applicable regulations, a person is also deemed to have beneficial ownership of any shares which may be acquired within 60 days pursuant to the exercise of outstanding stock options. The amounts set forth in the table include shares which may be received upon exercise of stock options within 60 days of the Voting Record Date as follows: Mr. Maus, 50,375 shares; Ms. Ganassi, 16,406 shares; Mr. Hamilton, 16,406 shares; shares; Mr. Cessar, 15,001 shares and Mr. Norris, 12,541 shares.

(4) Includes 3,864 shares owned jointly with Mr. Cessar's spouse and 1,450 shares held in an IRA.

(5) Includes 15,252 shares owned jointly with Mr. Norris's spouse.

(6) Includes 54,050 shares owned jointly with Mr. Maus' spouse, 25,565 shares held by Laurel Savings Bank Deferred Compensation Plan and 9,532 shares held in an IRA.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following information is provided with respect to executive officers of the Company and/or the Bank who are not also directors. There are no arrangements or understandings between the Company or the Bank and any person pursuant to which a person has been elected as an officer.

         JOHN A. HOWARD, JR. - Mr. Howard, age 50, joined the Bank in July 1992 as Chief Financial Officer, was appointed a Vice President in August 1992, a Senior Vice President in July 1994 and Corporate Secretary/Treasurer in August 1994. Mr. Howard presently serves in the same capacities for the Company. From 1985 until July 1992, Mr. Howard served in various positions with Community Bancorp, Inc. and its wholly owned subsidiary, Community Savings Bank, Monroeville, Pennsylvania, including Controller, Chief Financial Officer and Senior Vice President.

         ROBERT A. STEPHENS - Mr. Stephens, age 49, joined the Bank in July 2003 as Senior Vice President and Chief Lending Officer. From 1981 to 2003, Mr. Stephens was employed by Parkvale Bank, Monroeville, Pennsylvania serving in various positions including Vice President Mortgage Lending and Senior Vice President, Assistant Chief Lending Officer and CRA Officer. From 1978 to 1981, Mr. Stephens served in various positions with First Federal of Pittsburgh.

         WILLIAM T. PUZ - Mr. Puz, age 57, joined the Bank in October 1990 as Credit and Collections Officer and was promoted to Assistant Vice President in November 1992 and to Vice President in November 1998. From 1981 to 1990, Mr. Puz served in various positions with Vanguard Federal Savings Bank, Vandergrift, Pennsylvania, including Loan Service Counselor, Loan Officer and Assistant Vice President.

         CARRIE A. SCHAEFER - Ms. Schaefer, age 36, joined the Bank in April 2002 as Compliance Auditor and was promoted to Vice President Internal Audit and Compliance in April 2004. From 1990 to 2000, Ms. Schaefer served in various positions with the Federal Deposit Insurance Corporation, Pittsburgh, Pennsylvania, including Information Systems Examiner, Y2K Examiner, Capital Markets Detail, Compliance Detail and Certified Bank Examiner.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

         Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Laurel Capital Group, Inc., c/o John A. Howard, Jr., Secretary, at 2721 Harts Run Road, Allison Park Road, Pennsylvania 15101. Mr. Howard will forward such communications to the director or directors to whom they are addressed.

CODE OF CONDUCT AND ETHICS

         The Company maintains a comprehensive Code of Conduct and Ethics which covers all directors, officers and employees of the Company and its subsidiaries. The Code of Conduct and Ethics requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to the Company and its customers; engage in transactions in the Common Stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of the Company. The Company's Code of Conduct specifically imposes standards of conduct on our chief executive officer, chief financial officer, principal accounting officer and other persons with financial reporting responsibilities which are identified in a regulation issued by the SEC dealing with corporate codes of conduct.

         All of the Company's directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of the Company's Code of Conduct and Ethics can be viewed on our website at WWW.LAURELSB.COM.

BOARD MEETINGS

         The Board of Directors of the Company meets on an as needed basis. Each member of the Board of Directors of the Company also serves as a trustee of the Bank. During the year ended June 30, 2004, the Board of Directors of the Company met thirteen times. No director attended fewer than 75% of the aggregate of the total number of Board meetings of the Company held during fiscal 2004 and the total number of meetings held by committees on which he or she served during the year. Directors of the Company did not receive any fees directly from the Company during fiscal 2004.

         Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, we typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason for not doing so. In both fiscal 2003 and 2004, 100% of our directors attended our annual meeting of stockholders.

INDEPENDENCE OF THE COMPANY'S BOARD OF DIRECTORS

         It is the policy of the Board of Directors of the Company that a substantial majority of its directors be independent of the Company within the meaning of applicable laws and regulations and the listing standards of the NASDAQ.

         The Company's Board of Directors has affirmatively determined that a majority of our directors are independent. The current independent directors are Ms. Ganassi and Messrs. Borland (who is retiring), Cessar, Hamilton and Norris. Our Board of Directors also has affirmatively determined that each member of the Audit Committee, the Personnel Committee and the Nominating Committee of the Board of Directors is independent within the meaning of applicable laws and regulations and the requirements of the NASDAQ.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors has established various committees, including an Executive Committee, an Audit Committee, A personnel Committee and a Nominating Committee.

         Executive Committee. An Executive Committee of the Board of Directors has been appointed in accordance with the Company's Bylaws and may exercise all of the authority of the Board of Directors except in major corporate transactions, declarations of dividends, appointment of directors or officers or amendment of the Bylaws or Articles of Incorporation. The Executive Committee did not meet in fiscal 2004 and is currently comprised of Messrs. Cessar, Maus and Norris.

         Audit Committee. The primary responsibilities of the Audit Committee are to:

         o monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

         o appoint, compensate and monitor the independence and performance of the Company's independent auditors, as well as monitor the independence and performance of the Company's internal auditing department; and

         o provide an avenue of communication among the independent auditors, management, the internal auditing department and the board of directors.

         The Audit Committee, which is chaired by Mr. Hamilton and is currently comprised of Messrs. Borland and Norris, met four times during fiscal 2004. Our board has determined that Mr. Hamilton meets the requirements established by the SEC for qualification as an audit committee financial expert as well as has accounting or related financial expertise within the meaning of the listing requirements.

         The Audit Committee operates pursuant to a written charter, a copy of which was attached as Appendix A to the proxy statement for the Annual Meeting of Stockholders held in 2003. The Audit Committee reviews and reassesses the adequacy of the charter annually. It last reviewed the charter in May 2004.

         The report of the Audit Committee is set forth on page 9 of this proxy statement.

         Personnel Committee. The primary responsibilities of the Personnel Committee are to:

         o establish the compensation and benefits for the president and chief executive officer and other executive officers of the Company;

         o evaluate the performance of the president and chief executive officer and other senior executive officers of the Company; and

         o review, recommend and approve executive compensation, equity and benefit plans for employees of the Company.

         The Personnel Committee currently consists of Messrs. Borland, as chairman, Norris and Ms. Ganassi. The report of the Personnel Committee is set forth beginning on page 9 of this proxy statement. The Personnel Committee met twice in 2004.

          Nominating Committee. The primary responsibility of the Nominating Committee is to evaluate and make recommendations to the Board of Directors for the election of directors. The Nominating Committee operates pursuant to a written charter approved by the Board of Directors. The Nominating Committee, which is comprised of Ms. Ganassi and Mr. Norris, met once during fiscal 2004. The Nominating Committee charter is attached to this Proxy Statement as Appendix A.

COMPENSATION OF DIRECTORS

         The Board of Trustees of the Bank meets regularly each month and may have additional special meetings. During fiscal 2004 no director attended less than 75% of both the number of Board meetings and any meetings of committees thereof on which he or she served during the year. The Bank pays each trustee, other than Mr. Maus, $1,300 per month and the Chairman of the Board receives $1,700 per month. Trustees, other than Mr. Maus, receive an additional $200 per month for each regular monthly board meeting attended. As noted above, no fees are paid to directors of the Company for service on the Company's Board of Directors. The Board of Trustees of the Bank has established various standing committees of the Board, including an Audit Committee, a Personnel Committee and an Executive Committee, which perform substantially similar duties as the comparable committees of the Board of Directors of the Company. The Bank also entered into Deferred Compensation Agreements with certain of the directors pursuant to which they will receive certain payments upon their termination or upon reaching specified retirement ages if they meet certain requirements. See "Executive Compensation - Supplement Executive Retirement Plans".

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee has reviewed and discussed the June 30, 2004 audited financial statements with management. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 "Communication with Audit Committees," as amended by SAS No. 90 "Audit Committee Communication." The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP the firm's independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2004 filed with the SEC.

         The Audit Committee consisted of the directors set forth below during fiscal 2004.

                               The Audit Committee
           Arthur G. Borland, Richard S. Hamilton and J. Harold Norris

REPORT OF THE PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

         The performance of both the Company and the Bank are evaluated along with the contributions as related to the job performance of each member of senior management. Such evaluation is the basis for determining compensation and benefits afforded senior management. Economic conditions, similar financial services data and peer group comparison surveys provide additional information to assist in the compensation review process.

         Employment contracts between the Company, the Bank and two senior management executives were renewed in February 2004 to extend their term for an additional one-year period effective February 28, 2004. Such agreements were amended in February 2004 to provide that the renewal periods commence each July 1st in order to coordinate such terms with the Company's fiscal year. A Change In Control Agreement between the Bank and one senior management executive was entered into as of July 1, 2003.

         Net income for fiscal 2003 totaled $2.5 million while the combined assets of the Bank and the Company increased approximately 16.1%. Due to the performance of the Company, the Personnel Committee did not increase the annual salary of Chief Executive Officer, Edwin R. Maus, but paid him a bonus approximately equal to 1.5 times his monthly salary during fiscal 2003. Due to the financial performance of the Company, no salary adjustments or performance bonuses were awarded to Mr. Maus and other executive officers for fiscal 2004.

         The Personnel Committee consisted of the directors set forth below during fiscal 2004.

                             The Personnel Committee
           Arthur G. Borland, Annette D. Ganassi and J. Harold Norris.

PERFORMANCE GRAPH

         The following table and graph compares the yearly cumulative total return of the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the NASDAQ Market Index and (ii) the yearly cumulative total return on the stocks included in the NASDAQ Bank Stock Market Index as reported by the Center for Research in Securities Prices at the University of Chicago. The graph is based on the investment of $100 in the Common Stock at its closing price on June 30, 1999. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

                           TABLE OF CUMULATIVE VALUES

                                     1999         2000         2001          2002        2003         2004
                                     ----         ----         ----          ----        ----         ----
Laurel Capital Group, Inc.....     $ 100.00      $ 74.59      $ 104.59     $ 123.21     $ 128.86     $ 133.41
NASDAQ Market Index...........       100.00       147.83         80.27        54.68        60.71        76.52
NASDAQ Banks Index............       100.00        82.03        113.91       127.80       129.75       155.51

            Laurel Capital Group, Inc. Comparative Performance Graph

                             EXECUTIVE COMPENSATION

REMUNERATION OF EXECUTIVE OFFICERS

         SUMMARY COMPENSATION TABLE. The Summary Compensation Table below includes compensation information on the President and Chief Executive Officer and the other executive officers of the Company whose annual salary and bonus exceeded $100,000 for services rendered in all capacities during the fiscal year ended June 30, 2004.

 Name and Principal           Fiscal                                                           All Other
     Position                  Year                Annual Compensation                    Compensation(1) (2)
 ------------------           ------          ---------------------------------------     -------------------
                                                                       Other Annual
                                               Salary     Bonus       Compensation(3)
                                               ------     -----       ---------------
Edwin R. Maus                  2004           $186,000   $      0            0                  $36,281
President and Chief            2003            186,000     23,250            0                   10,463
  Executive Officer            2002            183,500     26,500            0                   10,500

John A. Howard, Jr.
Senior Vice President,
  Chief Financial              2004           $132,200   $      0            0                  $12,352
  Officer, Secretary           2003            132,200     28,060            0                    8,013
  and Treasurer                2002            130,500     18,400            0                    7,445

Robert A. Stephens
Senior Vice President
and Chief Lending
Officer (4)                    2004           $125,000   $      0            0                  $ 7,475

---------------

(1) Includes employer matching contributions accrued pursuant to the Bank's 401-K Plan. See "-401-K Plan."

(2) Includes amounts accrued during fiscal 2004 under the Bank's Supplemental Executive Retirement Plan of $26,981, $5,742 and $4,350 for Maus, Howard and Stephens, respectively,

(3) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Company, the costs to the Company of providing such benefits to each of the named executive officers during the year ended June 30, 2004 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such individual.

(4) Mr. Stephens joined the Bank in July 2003.

STOCK OPTIONS

         No stock options were granted to Messrs. Maus, Howard or Stephens during fiscal 2004.

         The following table sets forth information with respect to the options exercised during fiscal 2004, the aggregate number of unexercised options at the end of the fiscal year and the value with respect thereto.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

    =================================================================================================================
                                 Shares
                              Acquired on     Value         Number of Unexercised      Value of Unexercised Options
              Name              Exercise     Realized        Options at Year End              at Year End(1)
                                                        ------------------------------ ------------------------------
                                                         Exercisable   Unexercisable    Exercisable    Unexercisable
    ================================================================================================-================
    Edwin R. Maus             32,343        $419,446         50,375          ---           $429,086        ---
    -----------------------------------------------------------------------------------------------------------------
    John A. Howard, Jr.       10,500        $160,099         19,562          ---           $151,819        ---
    -----------------------------------------------------------------------------------------------------------------
    Robert A. Stephens         ---             ---           ---             ---             ---           ---
    =================================================================================================================

---------------------------

(1) Based on the closing price of the Common Stock of $21.15 at June 30, 2004.


EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

         The Company and the Bank (collectively, the "Employers") have entered into employment agreements ("Agreements") with Edwin R. Maus and John A. Howard, Jr. The Employers have agreed to employ Mr. Maus for a term of three years in his current position as President and Chief Executive Officer at a minimum base salary of $186,000 per year. The Employers have agreed to employ Mr. Howard for a term of three years in his current position as Senior Vice President, Chief Financial Officer, Secretary and Treasurer at a minimum base salary of $132,200 per year. The Board of Directors of the Employers and the executives may mutually agree to extend the term of the Agreements for an additional one year as of each July 1 unless either the Board of Directors or the executive gives notice not to extend the term 30 days prior to such date.

         The Agreements are terminable with or without cause by the Employers. The executives shall have no right to compensation or other benefits pursuant to the Agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that
(i) in the event that the executives terminate their employment because of failure of the Employer to comply with any material provision of the Agreements or (ii) the Agreements are terminated by the Employers other than for cause, disability, retirement or death or by the executives as a result of certain adverse actions which are taken with respect to the executive's employment following a Change in Control of the Company, as defined, the executive will be entitled to a cash severance amount equal to 2.99 times his base salary. The executive is also entitled to the continuation of benefits similar to those he is receiving at the time of such termination for periods specified in the Agreements or until he obtains full-time employment with another employer providing similar benefits, whichever occurs first.

         The Agreements also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause the executive officer to incur an excise tax under the Internal Revenue Code, the Company shall pay the executive officer an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. Excess parachute payments generally are payments in excess of three times the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date of a change in control of the employer ("base amount"). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. Because the amount of the payments and benefits that could constitute a parachute payment is dependent upon the timing, price and structure of any change in control that may occur in the future, it is not possible at this time to quantify the severance benefits payable to an executive under the Agreements.

         The Bank entered into a two-year change in control severance agreement ("Severance Agreement") with Mr. Stephens effective July 1, 2003. Commencing on the first anniversary of the effective date of the Severance Agreement, the term of the Severance Agreement shall extend for an additional year on each annual anniversary of the Effective Date of this Agreement until such time as the Board of Trustees of the Bank or the Executive give notice of its or his election, respectively, not to extend the term of the Severance Agreement. As a consequence, subsequent to the first anniversary of the Effective Date, the remaining term of the Severance Agreement will be between one (1) and two (2) years. Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended as of any annual anniversary date, then the Severance Agreement shall terminate at the conclusion of its remaining term.

         The Severance Agreement provides that if certain adverse actions are taken with respect to Mr. Stephens' employment following a change in control, as defined, of the Company or the Bank, he will be able to terminate his or her employment and be entitled to a cash severance payment equal to two times his annual compensation. In addition, he will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the remaining term of the Severance Agreement or until he obtains full-time employment with another employer providing similar benefits, whichever occurs first. In no event can the severance payments to Mr. Stephens exceed 2.99 times his prior five year (or such shorter period he has been employed by the Bank) average taxable compensation.

         Although the above-described Agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

401-K PLAN

         The Bank has a defined contribution pension plan for qualifying employees of the Bank which allows such employees to make contributions ("Employee Contributions") as permitted by Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Bank makes annual contributions equal to 5% of an employee's annual compensation ("Employer Contributions"). Prior to October 1, 1993, Employer Contributions were 100% vested only after five years of service and subsequent to October 1, 1993, Employer Contributions become 20% vested after two years of service, 50% vested after three years, 75% vested after four years and 100% vested after five years. Employer Contributions also become fully vested upon normal retirement at age 65 or upon the death or permanent and complete disability of a participant while employed by the Bank. Employee Contributions, which may be either pre-tax contributions or after-tax contributions, are always fully vested and non-forfeitable.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

         During fiscal 2004, the Bank entered into deferred compensation agreements with its non-employee directors other than Mr. Borland and supplemental executive retirement agreements with its five executive officers (Messrs. Maus, Howard, Stephens and Puz and Ms. Schaefer). Under the terms of the deferred compensation arrangements, the directors are entitled to receive specified monthly payments for a period of sixty months in certain situations including the retirement, early retirement and permanent disability of the director and in the event of the change of control of the Company or the Bank provided that at the time of such retirement, early retirement, permanent disability or change in control, the director has at least 25 years of service with the Bank. Only two of the directors currently meet the service requirement. The benefits due at normal retirement age is approximately 75% of the annual fees the director is expected to be receiving at the time of their reaching their normal retirement age. In a similar fashion, the officers are entitled to receive specified monthly payments over a period of 15 years in certain situations including the retirement, early retirement and permanent disability of the officer and in the event of the change of control of the Company or the Bank, with the specific amounts equal to a fraction of the officers' annual compensation. Under the terms of the agreements with Messrs. Puz and Stephens and Ms. Schaefer, the payments under the agreements resulting from the change in control of the Company or the Bank are limited to the maximum amount that can be paid without triggering excise taxes under Section 280G of the Internal Revenue Code. During fiscal 2004, the Company accrued $89,277 with respect to its obligations under the agreements. In addition, to assist in the funding of the obligations imposed by the agreements, the Bank purchased bank owned life insurance in the amount of $5.5 million.

INDEBTEDNESS OF MANAGEMENT

         The Bank offers to its directors, officers and employees first mortgage loans for the financing of their primary residences, second mortgage loans secured by the borrower's primary residence which may be used for any purpose, and consumer loans of all kinds. Any credit extended by the Bank to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Bank with non-affiliated parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Loans previously made by the Bank to such persons remain in effect pursuant to their original terms. However, officers and directors of the Bank may receive loans pursuant to employee benefit programs, provided that the program is widely available to all employees of the Bank and does not give preference to such officers and directors over other employees. These loans were otherwise made in the normal course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, including, but not limited to, the payment of fees and requirements for collateral. Upon termination of employment, the interest rate on these loans is increased to the market rate that existed at the time the loan was made. It is the belief of management that these loans neither involve more than the normal risk of collectability nor present other unfavorable features. No director, executive officer or any member of their immediate families had preferential loans in excess of $60,000 during fiscal year 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         For the fiscal year ended June 30, 2004, the Personnel Committee of the Boards of Directors of the Company and the Bank determined the salaries and bonuses of the Company's executive officers. The Personnel Committee also reviews the salaries and bonuses for our other officers. The Personnel Committee met twice during fiscal 2004. The report of the Personnel Committee with respect to compensation for our Chief Executive Officer and all of our other executive officers for the fiscal year ended June 30, 2004 is set forth beginning on page 9 of this proxy statement.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

         The Audit Committee of our Board of Directors has reappointed KPMG LLP as the independent public accounting firm to audit our financial statements for the year ending June 30, 2005.

         In making its recommendation to the stockholders to ratify the appointment of KPMG LLP as our independent auditors for the year ending June 30, 2005, the Audit Committee considered whether KPMG LLP's provision of services other than audit services is compatible with maintaining the independence of our outside accountants. In addition, the Audit Committee reviewed the fees described below for audit-related and tax services and concluded that such fees are compatible with the independence of KPMG LLP.

AUDIT FEES

         The following table sets forth the aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of the Company's consolidated financial statements for fiscal 2004 and 2003, as well as the fees billed by KPMG LLP for audit-related, tax and other services rendered by KPMG LLP to us during fiscal years 2004 and 2003.

                                                                  Year Ended June 30,
                                                               ---------------------------
                                                                 2004              2003
                                                               --------           --------
Audit fees (1)...........................................      $ 70,000           $ 97,000
Audit-related fees (2)...................................           ---                ---
Tax fees (3).............................................        13,140             12,390
All other fees...........................................           ---                ---
                                                               --------           --------
Total....................................................      $115,140           $109,390
                                                               ========           ========

--------------------


(1) Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the SEC, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and assistance with and review of documents filed with the SEC.

(2) Audit-related fees primarily consist of fees incurred in connection with audits of the financial statements of our employee benefit plans.



(Footnotes continued on following page)

--------------------

(3) Tax fees consist primarily of fees paid in connection with preparing federal and state income tax returns and other tax-related services.

         The Audit Committee selects the Company's independent auditors and pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent auditors. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent auditors. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

         Each new engagement of KPMG LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC's rules.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

GENERAL

         The Audit Committee has appointed KPMG LLP as independent auditors of the Company for the year ending June 30, 2005 and has further directed that the selection of such auditors be submitted for ratification by the stockholders at the Annual Meeting. The Company has been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with the Company or the Bank other than the usual relationship that exists between independent certified public accountants and clients. KPMG LLP will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2005.

         STOCKHOLDER PROPOSAL REQUESTING THE EXPENSING OF STOCK OPTIONS

         Mr. Henry H. Murray, 406 Albine Drive, Glenshaw, Pennsylvania 15115, who, to our knowledge, is the beneficial owner of 19,260 shares of Laurel Capital Group, Inc. Common Stock has submitted the following resolution:

         RESOLVED, that a certain shareholder of Laurel Capital Group, Inc. ("Company") hereby requests that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.


SUPPORTING STATEMENT

         A current accounting rule gives companies and banks the choice of reporting stock option expenses annually in the income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies and banks, including Laurel Capital Group, Inc., report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. I believe that expensing stock options would more accurately reflect a bank's operational earnings.

         Stock options are an important component of our Bank's executive compensation program. I believe that options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. I believe that the lack of option expensing can promote excessive use of options in the bank's compensation plans and obscure and understate the cost of executive compensation.

         A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan.

         Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

         There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And that's justified.

         For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom--examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

         Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

         When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

         I believe that many companies have responded to investors' concerns about their failure to expense stock options. We believe that in recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our bank has yet to act. I urge your support.

BOARD OF DIRECTORS' RESPONSE

         We agree with Mr. Murray on the need for accurate, detailed and transparent financial reports. We also agree with investors' needs for an accurate and understandable description and reflection of the true cost of all executive compensation, not just stock options. Stock option accounting should fairly and accurately present the economic effect of the grant of stock options on the Company and its stockholders and we believe that current accounting requirements and disclosures achieve this goal. Just as important, we believe that the issue is likely to be resolved by the Financial Accounting Standards Board ("FASB") within the next six months. As a consequence, we believe it would be unwise to adopt a practice that risks non-compliance with new regulations.

         We believe that the critical question regarding the accounting for stock option grants is whether the options create a cost to the Company or a potential cost to the stockholders. We believe that the use of stock options can provide the opportunity for real economic value to our employees and thus provides them with an additional incentive to work for the best interests of the Company and its stockholders. Issuing options to employees neither affects the Company's financial performance nor obligates it to pay out cash or increase its liabilities. No outflow of corporate assets (such as cash) results from the grant of stock options. The economic consequence occurs when a stock option granted to an employee is exercised, increasing the total number of shares of Company common stock outstanding and thus dividing the ownership of the Company among a larger number of shares. The economic cost is borne by the stockholders through the dilution of their ownership interest. Value is transferred from the existing stockholders to the employee. However, as discussed below, what is important is that this transfer is already reported to investors in the presentation of the Company's diluted earnings per share calculation and other quantitative and qualitative disclosures in the Company's financial reports. We believe to create an expense in addition to the cost of dilution would be onerous to all stockholders. The Board believes that imputing an expense into the Company's income statement would impair the transparency, comparability and usefulness of its financial reports and would inappropriately and imprecisely "double count" the effect of stock options.

         The Company follows generally accepted accounting principles ("GAAP") with respect to the reporting of stock options, and it will continue to do so. Under GAAP, companies can choose between applying Statement of Financial Accounting Standard ("SFAS") 123 and Accounting Principles Board ("APB") 25. These accounting rules provide different ways of treating the value of stock options at the time of award. The Company, as do most other public-reporting companies, complies with GAAP by following APB 25. Under APB 25, the Company records the intrinsic value of options as an expense on the Company's income statement. Under APB 25, if options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant (which they are required to under the Company's option plans), no expense is recorded. In addition, the Company also provides footnote disclosure of the Company's earnings per share ("EPS") and net income as if SFAS 123 had been applied. (See "-Earnings Per Share ("EPS")" and "- Stock Compensation" set forth in Note 1 to the Company's Consolidated Financial Statements set forth in the Company's 2004 Annual Report to Stockholders.) Finally, the Company presents both basic and fully diluted EPS on the face of its financial statements as well as uses such diluted EPS in its earnings releases.

         In view that the FASB has not adopted the final version of the option expensing rules, we believe that expensing stock options in fiscal 2005 using SFAS 123 and then changing to the FASB's new rules in fiscal 2006 would confuse readers of our financial statements. Stockholders would be required to analyze fiscal 2004 results using APB 25 rules, fiscal 2005 results using SFAS 123, and fiscal 2006 results using the new option expensing rules. In addition, since the Company already provides footnote disclosure of our options as if SFAS 123 had applied, we believe that our disclosures are fair and adequate and provide accurate reflection of the cost of stock options. We also believe the Company has been responsible in its grants of options, both to officers, and directors as well as to other employees. In fact, we have not granted any new options since November 2000. While options have been and are an important part of compensation, they are not the primary tool for compensating the Company's executive officers.

         In conclusion, given the changes under consideration by the FASB, the Board believes it is both proper and prudent to await the official pronouncement of the FASB before moving forward and changing the Company's formal accounting method with respect to the expensing of options.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE "AGAINST" THE PROPOSAL REQUESTING THE EXPENSING OF STOCK OPTIONS.



                              STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have presented at the next Annual Meeting of Stockholders, to be held in October 2005, must be received at the main office of the Company, 2724 Harts Run Road, Allison Park, Pennsylvania 15101, no later than June 1, 2005. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article 10.F of the Company's Articles of Incorporation, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company. Proposals to be submitted for consideration at the Company's next annual meeting of stockholders must be received by August 29, 2005. Such stockholder's notice is required to set forth as to each matter the stockholder proposes to bring before an annual meeting certain information specified in the Company's Articles of Incorporati



                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended June 30, 2004 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K ("FORM 10-K") FOR THE YEAR ENDED JUNE 30, 2004 AND THE LIST OF THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO MR. EDWIN R. MAUS, PRESIDENT, LAUREL CAPITAL GROUP, INC., 2724 HARTS RUN ROAD, ALLISON PARK, PENNSYLVANIA 15101. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.



                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ John A. Howard, Jr.

                                          John A. Howard, Jr.
September 29, 2004                        Secretary

                                                                   APPENDIX A


                          NOMINATING COMMITTEE CHARTER

PURPOSE

         The Nominating Committee is appointed by the Board of Directors (the "Board") (1) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy; (3) to review shareholder submitted nominations for director; and (4) to annually recommend to the Board, nominees for appointment to the committees of the Board.

NOMINATING COMMITTEE MEMBERSHIP

          The Nominating Committee shall consist of no fewer than two members, each of whom shall be a director of Laurel Capital Group, Inc. ("the Company"). Each member of the Nominating Committee shall meet the independence listing standards of the stock market (Nasdaq) and all other applicable legal requirements. The Nominating Committee also will consider the absence or presence of material relationships with the Company that might affect independence. The Nominating Committee shall report to the Board. A majority of the members of the Nominating Committee shall constitute a quorum.

NOMINATING COMMITTEE AUTHORITY AND RESPONSIBILITIES

         1. The Nominating Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, including, but not limited to diversity, age, skills, experience and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the Board and the Company and such other criteria as the Nominating Committee shall determine to be relevant at the time. The Nominating Committee shall have the power to apply such criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by the Company's listing agreement with Nasdaq and all applicable federal laws in connection with such identification process.

         The Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate. The Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. However, the Board of Directors believes the following minimum qualifications must be met by a director nominee to be recommended by the Nominating Committee:

         o Each director must display high personal, professional ethics, integrity and values.

         o Each director must have the ability to exercise sound business judgment.

         o Each director must be accomplished in his or her respective field, with broad experience at the Administrative and/or policymaking level in business, government, education, technology or public interest.

         o Each director must have relevant expertise and experience and be able to offer advice and guidance based on that expertise and experience.

         o Each director must be independent of any particular constituency, be able to represent all stockholders and be committed to enhancing long-term stockholder value.

         o Each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company's business.

         The Board of Directors also believes the following qualities or skills are necessary for one or more directors to possess:

         o Directors should be selected so that the Board of Directors is a diverse body.

         o One or more of the directors should possess the necessary qualifications to satisfy the "Audit Committee Financial Expert" requirements as defined by regulations promulgated by the SEC.

         o One or more directors generally should be an active or former Chief Executive Officer of a public or private company, managing partner of a public accounting firm office, or a leader of a complex organization, including commercial, scientific, government, educational or other similar organization.

         2. When vacancies occur or otherwise at the direction of the Board, the Nominating Committee shall actively seek individuals who the Nominating Committee determines meet such criteria and standards for recommendation to the Board.

         3. The Committee shall review nominations for director(s) submitted by shareholders in accordance with Article 7.F of the Company's Articles of Incorporation.

         4. The Nominating Committee shall have the sole authority to retain and terminate any search firm or other internal or outside advisors and legal counsel to be used to identify director candidates and shall have sole authority to approve the related fees and other retention terms, at the Company's expense.

         5. The Nominating Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

         6. The Nominating Committee may form and delegate authority to subcommittees or individual members of the Nominating Committee when appropriate.

         7. The Nominating Committee shall maintain minutes which are to be circulated to the full Board and shall make regular reports to the Board but no less than once per year.

         8. The Nominating Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Nominating Committee shall annually review its own performance.

         9. The Nominating Committee, and each member of the Nominating Committee in his or her capacities as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers of the Company, who such member believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters that the member believes to be within the professional competence of such person.

         10. The secretary for the Nominating Committee shall be the Company's Corporate Secretary, or in his or her absence, an Assistant Secretary of the Company.

         11. The Committee will select the chair of the Committee. The Committee chair must approve an agenda in advance of each meeting. If the chair's not present, the members of the Committee may designate a chair by a majority vote of those present.

     PLEASE MARK VOTES
[X]  AS IN THIS EXAMPLE                                    REVOCABLE PROXY
                                                     LAUREL CAPITAL GROUP, INC.

     THIS PROXY IS SOLICITED ON BEHALF OF THE                                                                WITH-
BOARD OF DIRECTORS OF LAUREL CAPITAL GROUP, INC.                                                    FOR      HOLD
(THE "COMPANY") FOR USE ONLY AT THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON OCTOBER 28, 2004 AND     1. ELECTION OF DIRECTOR                      [ ]      [ ]
AT ANY ADJOURNMENT THEREOF.

     The undersigned, being a stockholder of the          Nominee for three-year term:
Company, hereby appoints the Board of Directors or        RICHARD J. CESSAR
any successor thereto as proxies with full powers
of substitution, and hereby authorizes them to                                                      FOR    AGAINST       ABSTAIN
represent and vote, as designated on this proxy
card, all the shares of common stock of the            2. PROPOSAL to ratify the appointment        [ ]      [ ]           [ ]
Company ("Common Stock") held of record by the            of KPMG LLP as the Company's inde-
undersigned on September 14,2004 at the Annual            pendent auditors for the fiscal
Meeting of Stockholders to be held at the Holiday         year ended June 30, 2005.
Inn-Allegheny Valley, R.I.D.C. Park, 180 Gamma
Drive, Pittsburgh, Pennsylvania 15238 on Thursday,     3. Stockholder Proposal Requesting the       [ ]      [ ]           [ ]
October 28, 2004 at 10:30 a.m., Eastern Time, or          Expensing of Stock Options
any adjournment thereof, and thereat to act with
respect to all votes that the undersigned would be     4. In their discretion, the proxies are authorized to vote with respect to
entitled to cast, if then personally present, as          matters incident to the conduct of the meeting and upon such other
set forth on this proxy card. The Board of                business as may properly come before the Annual Meeting.
Directors recommends that stockholders vote FOR
Proposals 1 and 2 and AGAINST Proposal 3.                                 PLEASE CHECK BOX IF YOU PLAN                     [ ]
                                                                          TO ATTEND THE MEETING.

                                                            SHARES OF COMMON STOCK OF THE COMPANY WILL BE VOTED AS SPECIFIED. IF
                                                       NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL
                                                       OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, AGAINST PROPOSAL 3 AND
                                                       OTHERWISE AT THE DISCRETION OF THE PROXIES. THIS PROXY MAY BE REVOKED AT
                                                       ANY TIME PRIOR TO THE TIME IT IS EXERCISED AT THE ANNUAL MEETING.



  Please be sure to sign and date          Date
  Date this Proxy in the box below.



Stockholder sign above  Co-holder (if any) sign above

--------------------------------------------------------------------------------
- DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. -
                           LAUREL CAPITAL GROUP, INC.

     The above signed hereby acknowledges receipt of a Notice of Annual Meeting of Laurel Capital Group, Inc. to be held on October 28, 2004 and any adjournment thereof, and a Proxy Statement and related materials for the Annual Meeting prior to the signing of this proxy card.

     Please sign exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give title. Only one signature is required in the case of a joint account.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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